UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2026

Xometry, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40546	32-0415449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6116 Executive Blvd, Suite 800
North Bethesda, Maryland		20852
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (240) 252-1138

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.000001 per share	XMTR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

In accordance with Instruction 2 to Item 5.02 of Form 8-K, this Amendment No. 2 on Form 8-K/A (this “Amendment”) amends the Current Report on Form 8-K filed by Xometry, Inc. (the "Company") with the Securities and Exchange Commission (the “SEC”) on February 24, 2026, as amended by the Current Report on Form 8-K/A filed with the SEC by the Company on June 18, 2026 (as amended, the “Original 8-K”) to provide additional compensatory terms of the amended employment agreement for Sanjeev Singh Sahni, who has served as the Company’s Chief Executive Officer effective as of July 1, 2026 (the “Effective Date”). Except as set forth herein, the Original 8-K is not amended. This Amendment supplements the Original 8-K and should be read in conjunction with the Original 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 5.02 of the Original 8-K is hereby supplemented by the following information regarding the compensatory arrangements for Mr. Sahni.

Compensatory Arrangements for Sanjeev Singh Sahni, Chief Executive Officer

In connection with his appointment as Chief Executive Officer, Mr. Sahni has entered into an amendment (the “Sahni Amendment”) to his employment agreement with the Company dated November 5, 2024 (the “Sahni Agreement”), effective as of the Effective Date.

In addition to the terms of the Sahni Amendment as disclosed in the Original 8-K, Mr. Sahni will be entitled to certain payments and benefits upon a qualifying termination of employment or a change in control, which have been revised pursuant to the Sahni Amendment. Pursuant to the Sahni Amendment, if Mr. Sahni resigns for Good Reason (as defined in the Sahni Agreement) or the Company terminates Mr. Sahni’s employment without Cause (as defined in the Sahni Agreement) not in connection with a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan), then Mr. Sahni will be eligible to receive the following amended severance benefits: (1) 12 months of base salary, less applicable tax withholdings and paid in accordance with the Company’s regular payroll practices; (2) an amount equal to Mr. Sahni’s prorated annual performance bonus for the calendar year in which the termination occurs, based on actual performance metrics and calculated based on the number of days Mr. Sahni was employed during the applicable calendar year, less applicable tax withholdings, to be paid once the bonus calculation for such calendar year has been finalized; (3) up to 18 months of the employer portion of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) paid by the Company; (4) continued vesting of Mr. Sahni’s outstanding time-based equity awards for a period of 12 months following the date of termination, and continued vesting of Mr. Sahni’s outstanding performance-based stock unit awards for a period of 12 months following the date of termination based on (A) actual or trending performance through the end of such 12-month period, prorated for the period of Mr. Sahni’s service plus the 12-month additional enhanced vesting period, or (B) if actual performance cannot be determined at such time, target performance.

If Mr. Sahni resigns for Good Reason or the Company terminates his employment without Cause within three months prior to or twelve months following the effective date of a Change in Control, then Mr. Sahni will also be eligible to receive the following amended severance benefits: (1) 18 months of base salary, less applicable tax withholdings, paid in a lump sum on the 60th day following the qualifying termination; (2) an amount equal to 150% of Mr. Sahni’s target annual performance bonus for the calendar year in which the termination occurs, less applicable tax withholdings, paid in a lump sum on the 60thday following the qualifying termination; (3) all of Mr. Sahni’s outstanding and unvested time-based and performance-based equity awards (at 100% of target) held immediately prior to the termination date will become fully vested and immediately exercisable; (4) up to 24 months of the employer portion of COBRA premiums paid by the Company; and (5) if such qualifying termination in connection with a Change in Control occurs prior to December 31, 2026, the payment of Mr. Sahni’s one-time cash bonus of $400,000 will be accelerated and paid upon the date of such termination.

As a condition to receiving the severance benefits set forth above, Mr. Sahni must sign and comply with a separation agreement in a form presented by the Company, containing among other terms a general release of claims.

Additionally, the repayment terms applicable to Mr. Sahni’s one-time cash bonus of $400,000, to be paid in December 2026, as disclosed in the Original 8-K are revised to provide that in the event Mr. Sahni is terminated for Cause or he resigns without Good Reason (each as defined in the Sahni Agreement) within the one-year period following the Effective Date, he will be required to repay a pro-rated portion of the after-tax amount of this one-time cash bonus based on the time served within the one-year period.

Except as set forth above or as described in the Original 8-K, the terms of Mr. Sahni’s employment will remain in effect or as set forth in the Sahni Agreement.

The foregoing summary of the Sahni Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Sahni Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XOMETRY, INC.

Date:	July 31, 2026	By:	/s/ James Miln
James Miln Chief Financial Officer